Exhibit 99.01

OGE Energy Corp. reports third quarter 2024 results

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), today reported earnings of $1.09 per diluted share during the three months that ended September 30, 2024, compared to $1.20 per diluted share in the same period 2023.

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OG&E, a regulated electric company, contributed earnings of $1.12 per diluted share, compared to earnings of $1.22 per diluted share in the third quarter 2023.
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Other operations, which includes the holding company, contributed a loss of $0.03 per diluted share, compared to a loss of $0.02 per diluted share in the third quarter 2023.

“Delivering reliable, safe, resilient energy at some of the lowest rates in the nation is OG&E’s north star,” said Sean Trauschke, OGE Energy Corp. Chairman, President and CEO. “Strong weather normalized energy demand across all sectors combined with continued customer growth and outstanding operational excellence including increased digital adoption among our customers delivered solid third quarter results."

Third Quarter 2024 results

OG&E contributed net income of $225.0 million, or $1.12 per diluted share, in the third quarter compared to $246.1 million, or $1.22 per diluted share, in the same period 2023. The decrease in net income was primarily due to expected higher depreciation and interest expense on a growing asset base, as well as higher operation and maintenance expense and income tax expense, partially offset by robust load growth, which offset the impact of milder weather compared to last year.

Other Operations resulted in a loss of $6.3 million, or $0.03 per diluted share, in the third quarter compared to a loss of $4.2 million, or $0.02 per diluted share, in the same period 2023. The increase in net loss was primarily due to higher interest expense, partially offset by a higher income tax benefit.

OGE Energy's net income was $218.7 million or $1.09 per diluted share in the third quarter, compared to earnings of $241.9 million, or $1.20 per diluted share, in the same period 2023.

2024 Outlook

Due to strong load growth and warmer than normal weather, OGE Energy expects 2024 consolidated earnings at the top of its original guidance range of $2.06 to $2.18 per average diluted share. The guidance assumes, among other things, approval of the uncontested rate review settlement by the Oklahoma Corporation Commission in 2024, approximately 201.5 million average diluted shares outstanding, and normal weather for the remainder of the year. OG&E has significant seasonality in its earnings due to weather on a year over year basis. See OGE Energy’s 2023 Form 10-K for other key factors and assumptions underlying its 2024 guidance.

Conference Call Webcast

OGE Energy Corp. will host an earnings and business update conference call on Tuesday, November 5, 2024, at 8 a.m. CT. The conference will be available through the Investor Center at www.oge.com.

OGE Energy Corp. is the parent company of OG&E, a regulated electric company with approximately 905,000 customers in Oklahoma and western Arkansas.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties, and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "objective," "plan," "possible," "potential," "project," "target" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and inflation rates, and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms, as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel and purchased power costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal and natural gas; competitive factors, including the extent and timing of the entry of additional competition in the markets served by the Company, potentially through deregulation; the impact on demand for the Company's services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations, restrict or change the way the Company's facilities are operated or result in stranded assets; the ability of the Company to meet future capacity requirements mandated by the SPP, which could be impacted by future load growth, environmental regulations recently finalized by the EPA, and the availability of resources; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks, including losing control of our assets and potential ransoms, and other catastrophic events; changes in the use, perception or regulation of generative artificial intelligence technologies, which could limit our ability to utilize such technology, create risk of enhanced regulatory scrutiny, generate uncertainty around intellectual property ownership, licensing or use, or which could otherwise result in risk of damage to our business, reputation or financial results; creditworthiness of suppliers, customers and other contractual parties, including large, new customers from emerging industries such as cryptocurrency; social attitudes regarding the electric utility and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; national and global events that could adversely affect and/or exacerbate macroeconomic conditions, including inflationary pressures, interest rate fluctuations, supply chain disruptions, economic recessions, pandemic health events and uncertainty surrounding continued hostilities or sustained military campaigns, and their collateral consequences; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to, those described in the Company's Form 10-Q for the quarter ended September 30, 2024; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission, including those listed within the Company's most recent Form 10-K for the year ended December 31, 2023.

Note: Condensed Consolidated Statements of Income for OGE Energy Corp., Condensed Statements of Income and Comprehensive Income for Oklahoma Gas & Electric Company, and Financial and Statistical Data for Oklahoma Gas & Electric Company attached.

OGE ENERGY CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2024	2023	2024	2023
OPERATING REVENUES
Revenues from contracts with customers	$945.2	$923.0	$2,171.9	$2,056.8
Other revenues	20.2	22.4	52.9	50.8
Operating revenues	965.4	945.4	2,224.8	2,107.6
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	350.1	333.8	776.2	716.2
OPERATING EXPENSES
Other operation and maintenance	131.4	122.7	394.2	381.4
Depreciation and amortization	144.0	132.5	408.7	377.8
Taxes other than income	26.7	25.3	82.6	78.2
Operating expenses	302.1	280.5	885.5	837.4
OPERATING INCOME	313.2	331.1	563.1	554.0
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	6.9	4.5	18.2	14.1
Other net periodic benefit income	1.7	1.5	5.0	4.1
Other income	6.8	8.5	20.2	38.1
Other expense	(4.7)	(7.9)	(15.8)	(18.8)
Net other income	10.7	6.6	27.6	37.5
INTEREST EXPENSE
Interest on long-term debt	59.6	52.0	166.5	153.0
Allowance for borrowed funds used during construction	(3.9)	(1.9)	(10.7)	(5.3)
Interest on short-term debt and other interest charges	8.5	7.3	33.5	15.2
Interest expense	64.2	57.4	189.3	162.9
INCOME BEFORE TAXES	259.7	280.3	401.4	428.6
INCOME TAX EXPENSE	41.0	38.4	61.8	60.0
NET INCOME	$218.7	$241.9	$339.6	$368.6
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.9	200.3	200.7	200.3
DILUTED AVERAGE COMMON SHARES OUTSTANDING	201.5	201.0	201.2	200.9
BASIC EARNINGS PER AVERAGE COMMON SHARE	$1.09	$1.21	$1.69	$1.84
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$1.09	$1.20	$1.69	$1.83

OKLAHOMA GAS AND ELECTRIC COMPANY

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2024	2023	2024	2023
OPERATING REVENUES
Revenues from contracts with customers	$945.2	$923.0	$2,171.9	$2,056.8
Other revenues	20.2	22.4	52.9	50.8
Operating revenues	965.4	945.4	2,224.8	2,107.6
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	350.1	333.8	776.2	716.2
OPERATING EXPENSES
Other operation and maintenance	131.4	123.3	394.0	383.4
Depreciation and amortization	144.0	132.5	408.7	377.8
Taxes other than income	26.7	24.7	82.6	75.3
Operating expenses	302.1	280.5	885.3	836.5
OPERATING INCOME	313.2	331.1	563.3	554.9
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	6.9	4.5	18.2	14.1
Other net periodic benefit income	1.9	1.7	5.5	4.9
Other income	3.4	3.6	8.6	22.0
Other expense	(0.6)	(2.0)	(3.9)	(4.7)
Net other income	11.6	7.8	28.4	36.3
INTEREST EXPENSE
Interest on long-term debt	53.6	51.1	156.0	149.2
Allowance for borrowed funds used during construction	(3.9)	(1.9)	(10.7)	(5.3)
Interest on short-term debt and other interest charges	4.4	1.8	15.1	4.9
Interest expense	54.1	51.0	160.4	148.8
INCOME BEFORE TAXES	270.7	287.9	431.3	442.4
INCOME TAX EXPENSE	45.7	41.8	71.8	64.6
NET INCOME	$225.0	$246.1	$359.5	$377.8
Other comprehensive income, net of tax	—	—	—	—
COMPREHENSIVE INCOME	$225.0	$246.1	$359.5	$377.8

OKLAHOMA GAS AND ELECTRIC COMPANY

FINANCIAL AND STATISTICAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2024	2023	2024	2023
Operating revenues by classification:
Residential	$422.8	$401.2	$898.1	$836.0
Commercial	288.8	243.8	626.1	538.2
Industrial	79.0	78.0	190.0	187.5
Oilfield	68.1	68.0	166.4	164.4
Public authorities and street light	86.8	82.2	198.6	182.4
System sales revenues	945.5	873.2	2,079.2	1,908.5
Provision for tax refund	(43.5)	—	(43.5)	2.0
Integrated market	19.2	26.2	51.3	57.7
Transmission	36.6	35.6	114.7	106.9
Other	7.6	10.4	23.1	32.5
Total operating revenues	$965.4	$945.4	$2,224.8	$2,107.6
MWh sales by classification (In millions)
Residential	3.2	3.3	7.8	7.6
Commercial	3.2	2.6	7.8	6.5
Industrial	1.1	1.1	3.2	3.2
Oilfield	1.1	1.1	3.3	3.3
Public authorities and street light	0.9	0.9	2.4	2.3
System sales	9.5	9.0	24.5	22.9
Integrated market	0.2	0.3	0.6	0.7
Total sales	9.7	9.3	25.1	23.6
Number of customers	904,900	893,894	904,900	893,894
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	2.142	2.668	2.453	2.927
Coal	2.976	3.368	3.064	3.402
Total fuel	2.277	2.744	2.487	2.909
Total fuel and purchased power	3.448	3.430	2.953	2.887
Degree days (A)
Heating - Actual	—	—	1,812	1,926
Heating - Normal	19	19	2,155	2,155
Cooling - Actual	1,387	1,510	2,139	2,087
Cooling - Normal	1,268	1,268	1,831	1,831
(A)
Degree days are calculated as follows: The high and low degrees of a particular day are added together and then averaged. If the calculated average is above 65 degrees, then the difference between the calculated average and 65 is expressed as cooling degree days, with each degree of difference equaling one cooling degree day. If the calculated average is below 65 degrees, then the difference between the calculated average and 65 is expressed as heating degree days, with each degree of difference equaling one heating degree day. The daily calculations are then totaled for the particular reporting period. The calculation of heating and cooling degree normal days is based on a 30-year average and updated every ten years.